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                                                                   EXHIBIT 23.1




                      CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 24, 2000 with respect to the consolidated financial statements of EXE Technologies, Inc. for the three years ended December 31, 1999 and to the use of our report dated July 10, 1998 with respect to the consolidated financial statements of Dallas Systems Corporation for the eight and one-half month period ended September 15, 1997, in the Registration Statement (Form S-1) and related Prospectus of EXE Technologies, Inc. for the registration of shares of its common stock filed with the Securities and Exchange Commission on April 19, 2000.

                                        ERNST & YOUNG LLP



Dallas, Texas
April 17, 2000